Exhibit 99.1

Telular Corporation Reports First Quarter 2010 Results

CHICAGO--(BUSINESS WIRE)--January 28, 2010--Telular Corporation (NASDAQ: WRLS)

- Company Delivers 21% Revenue Growth and Increases Cash Balance to $20.8 million

- Q1’10 Telguard Sales Increase 40% Year-Over-Year

- Total Recurring Service Revenue Up 26% Year-Over-Year

Telular Corporation, a global leader in connecting businesses and machines over wireless networks, today announced financial results for the first quarter ended December 31, 2009. In the first quarter, Telular increased revenue 6% sequentially and 21% over the prior year period to $13.0 million. The Company grew net income to $1.0 million or $0.06 per diluted share, from $120,000 or $0.01 per diluted share in the prior year period.

For the first quarter of 2010, net income before non-cash items increased 75% to $1.6 million compared to $940,000 in the prior year period. Net income before non-cash items is a non-GAAP measure which adds back depreciation, amortization and stock-based compensation expense to net income. For further information, see the reconciliation of this measure to net income in accordance with GAAP, on the last page of this press release.

In the first quarter of 2010, Telguard product revenues increased 13% sequentially and 62% year-over-year to $5.1 million. Telguard service revenues increased sequentially from $5.8 million to $6.1 million and were up approximately 25% from the prior year period. Total recurring revenue from services, including Tanklink, now represents 50% of total revenue. In the first quarter of 2010, Telular sold approximately 38,000 Telguard units and activated over 36,000 new Telguard subscribers, ending the period with approximately 532,000 subscribers. TankLink and Terminal product sales were $1.5 million in the first quarter of 2010.

“We were pleased to deliver over 40% revenue growth in our Telguard business in the first quarter, exceeding our prior expectation of Telguard product unit sales,” commented Joe Beatty, president and chief executive officer of Telular Corporation. “Due to the strong demand of our Telguard products, we feel confident that we can deliver between 30,000 and 40,000 new Telguard units per quarter for the remainder of 2010. We are continuing to drive a steady stream of recurring service revenue which has reached 50% of total revenues. Importantly, we generated over $3.0 million in cash flow from operations and are maintaining a solid balance sheet with cash and cash equivalents of $20.8 million.”

“We have a strong core business and are focused on capturing new opportunities to drive future growth and deliver shareholder value. This quarter, we were excited to announce an agreement with Telefónica México to expand internationally and deliver remote tank monitoring solutions into Mexico. We have a strong reputation in the industry and will continue to develop new advanced products and pursue strategic partnerships,” concluded Mr. Beatty.

Investor Conference Call

Telular’s quarterly conference call will be held today at 4:30 p.m. Eastern Time. To participate on the teleconference from the United States and Canada dial 888-846-5003 (International dial 480-629-9856. You may also monitor the call via webcast at www.telular.com (select Earnings Conference Calls in Investor Relations). A replay of the call will be available from Thursday, January 28, 2010 beginning at 6:30 p.m. ET through Sunday, January 31, 2010 ending at 11:59 p.m. ET by dialing 800-406-7325 (enter pass code 4204162#) or internationally at 303-590-3030 (enter pass code 4204162#).

About Telular

Telular Corporation provides event monitoring and wireless access solutions for business and residential customers, enabling devices such as phones, faxes, computers and commercial machinery to be connected using wireless technology. With over 20 years of experience in the wireless industry, Telular Corporation has developed solutions to deliver remote access for voice and data without significant network investment or disruption. Headquartered in Chicago, Telular Corporation has additional offices in Atlanta and Miami. For more information, please visit www.telular.com.

Please be advised that some of the information in this release presents the Company’s intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company’s actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the fiscal year ended September 30, 2009 Copies of these filings may be obtained by contacting the Company or the SEC.

TELULAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AND STATEMENTS OF CASH FLOWS
(Dollars in thousands, except share data)

BALANCE SHEETS

	December 31,	September 30,
	2009	2009
	(Unaudited)
ASSETS
Cash and cash equivalents	$20,770	$17,904
Trade receivables, net	7,304	7,589
Inventories, net	6,759	7,803
Prepaid expenses and other current assets	444	273
Total current assets	35,277	33,569

Property and equipment, net	2,162	2,193
Other assets	4,492	4,563
Total assets	$41,931	$40,325

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$5,127	$4,903
Total stockholders' equity *	36,804	35,422
Total liabilities and stockholders' equity	$41,931	$40,325

* At December 31, 2009, 14,934,038 shares were outstanding

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,
	2009	2008
	(Unaudited)	(Unaudited)
Net cash provided by (used in) continuing operations:
Net cash provided by operating activities	$3,020	$710
Net cash used in investing activities	(194)	(2,410)
Net cash provided by (used in) financing activities	40	(1,798)
	2,866	(3,498)

Net cash provided by discontinued operations	-	1,588

Net increase (decrease) in cash and cash equivalents	$2,866	$(1,910)

TELULAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
Unaudited

	Three Months Ended December 31,
	2009	2008
Revenues
Net product sales	$6,568	$5,660
Service revenue	6,454	5,115
Total revenue	13,022	10,775

Cost of Sales
Net product cost of sales	5,205	3,959
Service cost of sales	2,601	2,358
Total cost of sales	7,806	6,317

Gross margin	5,216	4,458

Operating Expenses
Engineering and development expenses	1,254	1,248
Selling and marketing expenses	1,614	1,510
General and administrative expenses	1,450	1,659
Total operating expenses	4,318	4,417

Income from operations	898	41
Other income, net	98	76
Income from continuing operations before income taxes	996	117
Provision for income taxes	21	-
Net income	$975	$117

Income per common share:
Basic	$0.07	$0.01
Diluted	$0.06	$0.01

Weighted average number of common shares outstanding:
Basic	14,922,219	18,768,494
Diluted	15,334,272	18,773,967

Reconciliation of Non-GAAP Measures

We use net income before non-cash items as an additional measure of our operating performance. This measure is not recognized under generally accepted accounting principles. The reconciliation below demonstrates how we calculate this measure from our financial statements.

	Three Months Ended December 31,
	2009	2008
	(Unaudited)

Net income	$975	$117

Non-cash compensation	378	551
Depreciation and amortization	282	269

Net income before non-cash items	$1,635	$937

Net income before non-cash items should be considered in addition to, but not as a substitute for, other measures of performance reported in accordance with accounting principles generally accepted in the United States. While we believe that net income before non-cash items, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of Telular Corporation. Such evaluation needs to consider all of the complexities associated with our business, including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance.

CONTACT:
Investor Relations Contact:
Brinlea Johnson
The Blueshirt Group
(212)-551-1453
brinlea@blueshirtgroup.com